Exhibit 5.2

July 17, 2009

Hughes Network Systems, LLC

HNS Finance Corp.

11717 Exploration Lane

Germantown, MD 20876

Re:	Hughes Network Systems, LLC and HNS Finance Corp.

Registration Statement on Form S-4 (Registration No. 333-160307)

Initially Filed on June 29, 2009

Ladies and Gentlemen:

We have acted as special counsel to Helius, LLC, a Utah limited liability company, and Helius Acquisition, LLC, a Utah limited liability company (each, individually, a “Utah Guarantor” and collectively, the “Utah Guarantors”) in connection with the preparation and filing by Hughes Network Systems, LLC, a Delaware limited liability company (“HNS”), and HNS Finance Corp., a Delaware corporation (“HNS Finance” and, together with HNS, the “Issuers”) with the Securities and Exchange Commission of a Registration Statement on Form S-4, as amended (Registration No. 333-160307) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to (i) up to $150,000,000 aggregate principal amount of the Issuers’ 9 1/2% Senior Notes due 2014 that have been registered under the Act (the “Exchange Notes”), to be issued under an Indenture (the “Indenture”), dated as of May 27, 2009, among the Issuers, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”) pursuant to an exchange offer (the “Exchange Offer”) by the Issuers described in the Registration Statement in exchange for a like principal amount of the issued and outstanding 9 1/2% Senior Notes due 2014 (the “Old Notes”) previously issued under the Indenture and (ii) the guarantees by the Utah Guarantors (the “Utah Guarantees”) and certain other subsidiary guarantors of the Exchange Notes pursuant to the Indenture. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Hughes Network Systems, LLC

HNS Finance Corp.

July 17, 2009

We have examined originals or certified copies of such corporate, limited liability company and other certificates and documents of officials of the Utah Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies, that the Exchange Notes and the Utah Guarantees will conform to the specimen thereof we have reviewed and that the Exchange Notes will be duly authenticated in accordance with the terms of the Indenture. We have also assumed the due authorization, execution, issuance and delivery of the Indenture (and the notations of the Utah Guarantees thereon) and authentication of the Old Notes by the parties other than the Utah Guarantors and that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Issuers and the Utah Guarantors, all of which we assume to be true, correct and complete.

We have also assumed that, in connection with each of the Utah Guarantees, each of the Utah Guarantors has received the legal consideration that is necessary to support a contract and the enforcement against each of the Utah Guarantors of their respective obligations under such Utah Guarantees.

As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon the due diligence documents and management and incumbency certificates provided to us and the representations and warranties in the various offering documents referenced in the first paragraph, all of which we assume, without independent investigation, to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Utah Guarantors have the power and authority to execute and deliver the Indenture and the Utah Guarantees and to consummate the transactions contemplated thereby; and

2.	The execution, delivery and performance of the Indenture and the Utah Guarantees have been duly authorized by the Utah Guarantors, and the Indenture and the Utah Guarantees have been duly executed and delivered by the Utah Guarantors.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion herein as to the laws of any jurisdiction other than the Included Laws (as defined below). For purposes of this opinion, the term “Included Laws” means the laws of the State of Utah that are, in our experience, normally applicable to transactions of the type contemplated in the Utah Guarantees. The term “Included Laws” specifically excludes

Hughes Network Systems, LLC

HNS Finance Corp.

July 17, 2009

(a) Laws of any counties, cities, towns, municipalities, and special political subdivisions and any agencies thereof, (b) Laws relating to land use, zoning and building code issues, taxes, environmental issues, intellectual property Laws, antitrust issues, and Federal Reserve Board margin regulation issues, (c) state securities laws, anti-fraud laws, or blue sky laws (other than those of the State of Utah), and (d) U.S. federal laws.

B.	This letter and the matters addressed herein are as of the date hereof or such earlier date as is specified herein, and we undertake no, and hereby disclaim, any obligation to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to any Utah Guarantor or any other person or entity, or any other circumstance. This letter is limited to the matters expressly stated herein and no opinions or other matters are to be inferred or may be implied beyond the opinions and factual confirmations expressly set forth herein.

C.	We express no opinion with respect to the fairness of the Utah Guarantees or any other matter, and, in rendering the opinions expressed herein, we have assumed, with your consent, that a court of competent jurisdiction would find all such matters to be entirely fair. We have assumed that no fraud, dishonesty, forgery, coercion, duress, or breach of fiduciary duty exists or will exist with respect to the Utah Guarantees or any other matter relevant to this letter.

D.	The opinions expressed in this letter are subject to and qualified and limited by constitutional limits on laws that govern the choice of law provisions in agreements.

E.	We express no opinion as to (i) the actual jurisdiction whose laws will or should govern the Utah Guarantees or any issue thereunder, (ii) what law a court applying the conflict of laws rules of any jurisdiction would or should deem applicable, or (iii) whether the choice or conflict of laws rules of any particular jurisdiction will or should govern or be applied to the Utah Guarantees. We have assumed that all documents and agreements to which any Utah Guarantor is a party will be construed in accordance with the internal laws of the State of Utah, despite the fact that such document or agreement may specify that it is to be governed by the laws of some other jurisdiction.

F.	We express no opinion as to the enforceability of any provision of the Utah Guarantees purporting to (i) provide for specific performance or injunctive or other forms of equitable relief, (ii) impose penalties, forfeitures, late payment charges, or an increase in interest rate upon acceleration of the Exchange Notes, which might be determined to constitute unearned interest thereon, (iii) provide for the payment of attorneys’ fees in excess of amounts that a court determines to be reasonable, (iv) provide for payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture, or (v) provide for indemnification to the extent contrary to public policy.

Hughes Network Systems, LLC

HNS Finance Corp.

July 17, 2009

This letter is solely for use as an exhibit to the Registration Statement, and we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ JONES, WALDO, HOLBROOK & MCDONOUGH, P.C.